IKON  Office Solutions, Inc.
                                                    P.O. Box 834
                                                    Valley Forge, PA  19482-0834
                                                    70 Valley Stream Parkway
                                                    Malvern, PA  19355
[GRAPHIC OMITTED]


  News Release
--------------------------------------------------------------------------------

Contacts:

Veronica L. Rosa                                   Steven K. Eck
Investor Relations                                 Media Relations
610-408-7196                                       610-408-7295
vrosa@ikon.com                                     seck@ikon.com
--------------                                     -------------


                             IKON ANNOUNCES RESULTS
                      FOR THE THIRD QUARTER OF FISCAL 2004

              Delivers Earnings at High End of Company Expectations
               Company Announces New $200 Million Credit Facility

Valley Forge, Pennsylvania - July 29, 2004 - IKON Office Solutions (NYSE:IKN), the world's largest independent channel for document management systems and services, today reported results for the third fiscal quarter ended June 30, 2004, reaching the high end of the Company's expectations for the quarter. Strength in targeted areas such as color equipment sales and national accounts, and positive results within IKON's newly formed Enterprise Services group, are contributing to an expanding pipeline of new customers to IKON.

Net income of $8.1 million, or $.05 per diluted share, includes a pretax loss on early extinguishment of debt of $32.7 million, or $.13 per diluted share, and a pretax gain of $.7 million related to the divestiture of the Company's Canadian leasing business on June 30, 2004. Excluding these items, earnings per diluted share for the third quarter of Fiscal 2004 were $.18, at the high end of the Company's expectations for the quarter.

Revenues for the third quarter were $1.16 billion, declining 1.3% compared to the prior year. Growth in targeted revenue streams was offset by the decline in finance revenues as the Company began its transition out of captive lease financing in North America. Targeted revenue streams, which represent 95% of total revenues and exclude revenues from U.S. and Canadian lease financing and computer-related technology hardware, grew by 4% compared to the same period a year ago. Finance income from the U.S. and Canadian portfolios declined by 61% from the prior year and is expected to decline primarily over the next 24 months, as the Company completes its previously announced transition out of captive lease financing in the U.S. and Canada. This strategic shift includes the funding of new lease originations by IKON Financial ServicesSM, a strategic alliance under GE Commercial Finance ("GE"). Foreign currency translation provided a 1.1% benefit to total revenues.

"We were pleased to deliver positive results for both our customers and shareholders in the quarter," stated Matthew J. Espe, IKON's Chairman and Chief Executive Officer. "The third quarter was our first under a dramatically different business model, and the transition went smoothly. This important business transition for IKON was successful because of our customer-centric focus, and the value of the IKON sales and service distribution network. This highly-focused business model allows us to


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integrate new technologies from various manufacturers and newly developed relationships with best-in-class solution providers more effectively than any competitor in our industry.

"In addition, many of our growth initiatives are going well, fueled by organic improvements as well as the new GE relationship.
Highlights in the quarter included:

     o Exceptional color performance, where we delivered 50% growth over the prior year. With IKON's color portfolio boasting technologies from industry leaders such as Canon, Ricoh and, the IKON CPP 8050 co-branded with Konica-Minolta - which has become the industry's top selling light production color unit - we're confident that color will be a positive contributor to our long-term growth profile.
     o The introduction of Enterprise Services, which includes post-sale Customer Service, outsourced Managed Services, and higher-end Professional Services. This strategic framework allows IKON to provide end-to-end document management solutions at varying degrees of customer needs, and serves as the platform for the ongoing development of the Company's global document management software and solutions distribution model.
     o National account business also continued to accelerate, with revenues more than doubling in the quarter compared to a year ago. Year-to-date, we've already eclipsed our total 2003 success rate in winning new Fortune 1000 customers. Our best-in-class products and our integrated services are the differentiators that are increasingly hard for competitors to beat. These investments allow our customers to fully leverage the range of capabilities IKON offers within Enterprise Services.

Our investments and strategic repositioning efforts also are beginning to yield benefits," continued Espe. "As we complete the transition out of captive leasing in North America through the run-off of our remaining U.S. lease portfolio, we look forward to the continued deployment of cash proceeds toward execution of our share repurchase program and other opportunities that strengthen our financial position and improve our prospects for growth."

Since last quarter, the Company executed a number of capital structure and liquidity related objectives. The cumulative effect of these, and prior actions, has contributed to the decline in the Company's total debt to capital ratio to 50.8%, from 67.7% a year ago.

     o Today, IKON announced the completion of a $200 million senior secured revolving credit facility. The new facility will be used for general corporate purposes. Wachovia Capital Markets is the sole administrative agent on the facility, which includes a syndicate of banks and other financial institutions. Financial covenants of the credit facility are consistent with IKON's long-term financial objectives for share repurchases, dividends, and other investment opportunities.
     o On April 28, 2004, the Company completed the tender for $250 million of June 2008 notes, recording a loss on early extinguishment of debt of $32.7 million during the quarter.
     o On June 30, 2004, the Company completed the sale of its Canadian leasing business. A portion of the cash proceeds of approximately $160 million was used to eliminate Canadian lease-supported debt.
     o During the third quarter, the Company repurchased 2.3 million shares of IKON's outstanding common stock for $25 million, leaving $225 million remaining for share repurchases under the 2004 Board authorization.
     o IKON's Board of Directors approved the Company's regular quarterly cash dividend of $.04 per common share, payable on September 10, 2004 to holders of record at the close of business on August 23, 2004.

"As we approach the close of Fiscal 2004, we will continue to focus on the strategic initiatives and opportunities that position us for improved operational leverage, and to become a stronger channel for document management products and services," continued Mr. Espe. "Through operational initiatives such as e-IKON, Six Sigma and Teleweb, we expect to achieve further productivity and sales effectiveness. Our National Accounts momentum coupled with positive trends in color and high-volume equipment will continue to augment core growth, and opportunities in the European markets and Enterprise Services hold promise for further expansion across all of IKON's businesses. And now, with our strategic alliance with GE in place, we have created new opportunities that will move us toward our goal of becoming the pre-eminent channel for document management systems and services in the industry."

Outlook
Fourth quarter earnings per diluted share are expected to be in the range of $.14 to $.17, with earnings per diluted share of $.72 to $.75 expected for the full fiscal year. These expectations exclude any losses on early extinguishment of debt incurred throughout the year, net gains or losses on divestitures, and the tax benefit related to the second quarter tax gain on the divestiture of the U.S. leasing business.

Financial Analysis
Supply revenues and related costs sold as part of bundled customer service contracts for IKON's European and Canadian operations were reclassified from Net Sales to Services in the third quarter, similar to the reclassifications for its U.S. operations made in the second quarter of Fiscal 2004. Reclassification adjustments for 2002, 2003 and the first and second quarters of Fiscal 2004 can be found on the investor relations section of IKON.com. There is no impact on total revenues, operating margin, or net income for these periods.

Net Sales of $514.1 million, which includes the sale of copier/printer equipment, direct supplies and technology hardware, increased by 5.0% from the third quarter of Fiscal 2003. Sales of copier/printer equipment grew by 8% from the prior year, driven by continued growth in color revenues and the net impact of the new relationship with GE. Third quarter direct supply sales declined by $9.2 million from the prior year, with the rate of decline slowing sequentially to $3.5 million from the second quarter. Sales of technology hardware decreased by $1.1 million over the prior year. Gross profit margin on Net Sales declined slightly to 28.6% from 29.0% in the third quarter of Fiscal 2003.

Services of $607.2 million, which includes revenues from the servicing of copier/printer equipment ("Customer Service"), Managed Services, Professional Services and other fees, grew by 2.6% from the third quarter of Fiscal 2003. Overall Services growth was primarily driven by growth in Professional Services and the net impact of fees received as a result of the new GE relationship. Offsetting these revenues was a 1.2% decline in Customer Service revenues compared to the prior year, although copy volumes continued to strengthen, especially in the areas of color and production. Gross profit margin on Services of 42.3% remained relatively flat with the third quarter of Fiscal 2003.

Selling and Administrative expenses declined by $15.7 million from the prior year as a result of the leasing transition and improved selling costs, offset by foreign currency and other corporate expenses such as pension. Operating income decreased to $60.9 million for the third quarter of Fiscal 2004 from $63.8 million a year ago. Interest expense of $15.2 million increased by $2.4 million from the third quarter of Fiscal 2003, due to higher debt levels resulting from IKON's assumption of IOS Capital's public debt as part of the sale of those operations to GE, which was previously reported in Finance Interest Expense.

Adjusted Financial Information

Net income and earnings per diluted share in this earnings release are presented on an adjusted basis to exclude the impact of the loss from early extinguishment of debt and the gain from the sale of the Company's Canadian leasing business. Revenue growth has been presented on an adjusted basis to exclude the impact of revenue streams that have been either divested or de-emphasized. Management believes these presentations provide a reasonable basis on which to present adjusted financial information and ratios that provide investors with a useful indication of the performance of the Company's ongoing operations and financial strength. This adjusted financial information should not be construed as an alternative to our reported results determined in accordance with generally accepted accounting principles (GAAP). Further, our definition of this adjusted financial information may differ from similarly titled measures used by other companies.

A supplemental schedule attached provides a quantitative reconciliation of the differences between the adjusted financial information and the financial measures calculated and presented in accordance with GAAP. This reconciliation, in addition to other adjusted financial measures used by management, may be found at the Company's website at www.ikon.com in the Investor Relations section.

About IKON
IKON Office Solutions (www.ikon.com) integrates imaging systems and services that help businesses manage document workflow and increase efficiency. As the world's largest independent distribution channel for copier and printer technologies, IKON offers best-in-class systems from leading manufacturers such as Canon, Ricoh and HP and service support through its team of 7,000 service professionals worldwide. IKON also represents the industry's broadest portfolio of document management services: outsourcing and professional services, on-site copy and mailroom management, fleet management, off-site digital printing solutions, and customized workflow and imaging application development. With Fiscal 2003 revenues of $4.7 billion, IKON has approximately 600 locations throughout North America and Europe.

================================================================================

  QUARTERLY EARNINGS CONFERENCE CALL: Additional information regarding the third quarter results and the Company's outlook for the next quarter and Fiscal 2004 will be discussed on a conference call hosted by IKON at 10:00 a.m. EDT on Thursday, July 29, 2004. Please call (719) 867-0640 to participate. The live audio broadcast of the call, with slides, can be accessed on IKON's Investor Relations homepage. A complete replay of the conference call will also be available on IKON's Investor Relations homepage approximately two hours after the call ends through the next quarterly reporting period. To listen, please go to www.ikon.com and click on Investor Relations. Beginning at 1:00 p.m. EDT on July 29, 2004 and ending at midnight EDT on August 1, 2004, a complete replay of the conference call can also be accessed via telephone by calling
  (719) 457-0820 and using the access code 207825.


  NON-GAAP INFORMATION: In the event any non-GAAP measures are discussed during the conference call, a file will be available, within 24 hours, on the Company's website, www.ikon.com, that reconciles non-GAAP and GAAP results. The file can be accessed on the Investor Relations home page.
================================================================================


This news release includes information which may constitute forward-looking statements within the meaning of the federal securities laws. These forward-looking statements include, but are not limited to, statements relating to our expected fourth quarter and full Fiscal 2004 results and the ability to execute long-term strategic initiatives, growth and operational efficiency. Although IKON believes the expectations contained in such forward-looking statements are reasonable, it can give no assurances that such expectations will prove correct. Such forward-looking statements are based upon management's current plans or expectations and are subject to a number of risks and uncertainties, including, but not limited to: risks and uncertainties relating to conducting operations in a competitive environment and a changing industry; delays, difficulties, management transitions and employment issues associated with consolidation of, and/or changes in business operations; the implementation, timing and cost of the e-IKON initiative; risks and uncertainties associated with existing or future vendor relationships; and general economic conditions. Certain additional risks and uncertainties are set forth in IKON's 2003 Annual Report on Form 10-K filed with the Securities and Exchange Commission. As a consequence of these and other risks and uncertainties, IKON's current plans, anticipated actions and future financial condition and results may differ materially from those expressed in any forward-looking statements.

                                     (FIKN)
                                      # # #


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IKON Office Solutions, Inc.
---------------------------

FINANCIAL SUMMARY (in thousands, except earnings per share)
(unaudited)
                                                                                          Third Quarter Fiscal
                                                                             ----------------------------------------------
                                                                                     2004                       2003
                                                                             -----------------            -----------------
Revenues
Net sales                                                                  $          514,098           $          489,618
Services                                                                              607,247                      591,650
Finance income                                                                         41,827                       97,211
---------------------------------------------------------------------------------------------------------------------------
                                                                                    1,163,172                    1,178,479
---------------------------------------------------------------------------------------------------------------------------

Costs and Expenses
Cost of goods sold                                                                    366,881                      347,780
Services costs                                                                        350,581                      340,709
Finance interest expense                                                               11,473                       36,429
Selling and administrative                                                            373,995                      389,736
(Gain) on the divesture of business                                                      (698)
---------------------------------------------------------------------------------------------------------------------------
                                                                                    1,102,232                    1,114,654
---------------------------------------------------------------------------------------------------------------------------

Operating income                                                                       60,940                       63,825
Loss from early extinguishment of debt                                                 32,687                       27,454
Interest expense                                                                       15,175                       12,765
---------------------------------------------------------------------------------------------------------------------------
Income before taxes on income                                                          13,078                       23,606
Taxes on income                                                                         4,937                        8,911
---------------------------------------------------------------------------------------------------------------------------
Net income                                                                 $            8,141           $           14,695
                                                                             =================            =================


Basic Earnings Per Common Share                                            $             0.06           $             0.10
                                                                             =================            =================

Diluted Earnings Per Common Share                                          $             0.05 (a)       $             0.10 (a)
                                                                             =================            =================

Weighted Average Common Shares Outstanding, Basic                                     147,657                      145,201
                                                                             =================            =================

Weighted Average Common Shares Outstanding, Diluted                                   150,531                      147,965
                                                                             =================            =================


Operations Analysis:
      Gross profit %, net sales                                                          28.6%                        29.0%
      Gross profit %, services                                                           42.3%                        42.4%
      Gross profit %, finance subsidiaries                                               72.6%                        62.5%
      Total gross profit %                                                               37.3%                        38.5%
      Selling and administrative as a % of revenue                                       32.2%                        33.1%
      Operating income as a % of revenue                                                  5.2%                         5.4%

(a) The calculation of diluted earnings per common share for the third quarter of fiscal 2004 and 2003 excludes the assumed conversion of convertible notes issued in May 2002 because the impact is antidilutive.

Certain prior year amounts have been reclassified to conform with the current year presentation. A summary of the reclassification adjustments for 2002, 2003 and the first and second quarters of Fiscal 2004, can be found on the Company's investor relations website of IKON.com.

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IKON Office Solutions, Inc.
---------------------------

FINANCIAL SUMMARY (in thousands, except earnings per share)
(unaudited)
                                                                                           Year to Date Fiscal
                                                                                 ----------------------------------------
                                                                                      2004                     2003
                                                                                 ---------------          ---------------
Revenues
Net sales                                                                      $      1,452,879         $      1,467,652
Services                                                                              1,791,992                1,758,472
Finance income                                                                          239,097                  289,118
-------------------------------------------------------------------------------------------------------------------------
                                                                                      3,483,968                3,515,242
-------------------------------------------------------------------------------------------------------------------------

Costs and Expenses
Cost of goods sold                                                                    1,032,872                1,021,225
Services costs                                                                        1,060,187                1,032,432
Finance interest expense                                                                 80,747                  112,092
Selling and administrative                                                            1,133,683                1,151,430
Loss on divestiture of businesses, net                                                   11,427
-------------------------------------------------------------------------------------------------------------------------
                                                                                      3,318,916                3,317,179
-------------------------------------------------------------------------------------------------------------------------

Operating income                                                                        165,052                  198,063
Loss from early extinguishment of debt                                                   35,906                   26,204
Interest expense                                                                         34,922                   37,583
-------------------------------------------------------------------------------------------------------------------------
Income before taxes on income                                                            94,224                  134,276
Taxes on income                                                                          28,245                   50,689
-------------------------------------------------------------------------------------------------------------------------
Net income                                                                     $         65,979         $         83,587
                                                                                 ===============          ===============



Basic Earnings Per Common Share                                                $           0.45         $           0.58
                                                                                 ===============          ===============

Diluted Earnings Per Common Share                                              $           0.43 (a)     $           0.54 (a)
                                                                                 ===============          ===============

Weighted Average Common Shares Outstanding, Basic                                       147,202                  144,614
                                                                                 ===============          ===============

Weighted Average Common Shares Outstanding, Diluted                                     170,094                  167,280
                                                                                 ===============          ===============


Operations Analysis:
      Gross profit %, net sales                                                            28.9%                    30.4%
      Gross profit %, services                                                             40.8%                    41.3%
      Gross profit %, finance subsidiaries                                                 66.2%                    61.2%
      Total gross profit %                                                                 37.6%                    38.4%
      Selling and administrative as a % of revenue                                         32.5%                    32.8%
      Operating income as a % of revenue                                                    4.7%                     5.6%

(a) The calculation of diluted earnings per common share for year-to-date fiscal 2004 and 2003 assumes the conversion of convertible notes issued in May 2002 resulting in 19,870 and 19,960 shares, respectively. For purposes of diluted earnings per common share, net income for year-to-date 2004 and 2003 includes the add-back of $6,959 and $6,984, respectively, representing interest expense, net of taxes, associated with such convertible notes.

Certain prior year amounts have been reclassified to conform with the current year presentation. A summary of the reclassification adjustments for 2002, 2003 and the first and second quarters of Fiscal 2004, can be found on the Company's investor relations website of IKON.com.

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IKON Office Solutions, Inc.
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COMPUTATIONS OF EARNINGS PER COMMON SHARE
(in thousands, except earnings per share)
(unaudited)
                                                                             Three Months Ended June 30,
                                                         -------------------------------------------------------------------
                                                                       2004                                2003
                                                         --------------------------------       ----------------------------

                                                            Basic             Diluted             Basic           Diluted
                                                         ------------       -------------       -----------      -----------
Average Shares Outstanding
Common shares                                                147,657             147,657           145,201          145,201
Restricted stock awards                                                              355                                335
Stock options                                                                      2,519                              2,429
----------------------------------------------------------------------------------------------------------------------------
   Total shares                                              147,657             150,531           145,201          147,965
----------------------------------------------------------------------------------------------------------------------------

Income
Net income                                             $       8,141      $        8,141      $     14,695     $     14,695
Interest on convertible notes, net
----------------------------------------------------------------------------------------------------------------------------
Adjusted net income                                    $       8,141      $        8,141      $     14,695     $     14,695
----------------------------------------------------------------------------------------------------------------------------


----------------------------------------------------------------------------------------------------------------------------
EPS                                                    $        0.06      $         0.05      $       0.10     $       0.10
============================================================================================================================


                                                                             Nine Months Ended June 30,
                                                         -------------------------------------------------------------------
                                                                       2004                                2003
                                                         --------------------------------       ----------------------------

                                                            Basic             Diluted             Basic           Diluted
                                                         ------------       -------------       -----------      -----------

Average Shares Outstanding
Common shares                                                147,202             147,202           144,614          144,614
Convertible notes                                                                 19,870                             19,960
Restricted stock awards                                                              341                                283
Stock options                                                                      2,681                              2,423
----------------------------------------------------------------------------------------------------------------------------
   Total shares                                              147,202             170,094           144,614          167,280
----------------------------------------------------------------------------------------------------------------------------

Income
Net income                                             $      65,979      $       65,979      $     83,587     $     83,587
Interest on convertible notes, net                                                 6,959                              6,984
----------------------------------------------------------------------------------------------------------------------------
Adjusted net income                                    $      65,979      $       72,938      $     83,587     $     90,571
----------------------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------------------
EPS                                                    $        0.45      $         0.43      $       0.58     $       0.54
============================================================================================================================


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                                   IKON Office Solutions, Inc.
                              Consolidated Statements of Cash Flows
                                           Preliminary

                                                                                Nine Months Ended
                                                                                    June 30,
                                                                              2004             2003
 (in millions)                                                                      (unaudited)
---------------------------------------------------------------------------------------------------
Cash Flows from Operating Activities
  Net income                                                              $     66.0    $     83.6
  Additions (deductions) to reconcile net income to net cash
     (used in) provided by operating activities:
     Depreciation                                                               63.1          78.4
     Amortization                                                                7.9           6.8
     Loss on divestiture of businesses                                          11.4
     Provision for losses on accounts receivable                                13.7          11.8
     Deferred income taxes                                                    (210.3)         45.7
     Provision for lease default reserves                                       32.4          48.7
     Pension expense                                                            38.3          28.4
     Loss from early extinguishment of debt, net                                35.9          26.2
   Changes in operating assets and liabilities, net of divestiture of businesses:
        Decrease in accounts receivable                                       (219.6)        (51.7)
        (Increase) decrease in inventories                                     (43.3          39.7
            Increase in prepaid expenses and other current assets              (14.1         (23.7)
        Decrease in accounts payable, deferred revenues and
           accrued expenses                                                   (224.3)       (170.3)
        Decrease in accrued restructuring                                       (3.0)         (9.1)
     Other                                                                      (4.1)         10.3

---------------------------------------------------------------------------------------------------
Net cash (used in) provided by operating activities                           (450.0)        124.8
---------------------------------------------------------------------------------------------------

Cash Flows from Investing Activities
  Proceeds from divestiture of business                                      1,849.2
  Proceeds from the sale of finance receivables                                162.5
  Expenditures for property and equipment                                      (25.2         (58.1)
  Expenditures for equipment on operating leases                               (39.5         (46.3)
  Proceeds from sale of property and equipment                                   5.0          21.0
  Proceeds from sale of equipment on operating leases                           11.9          11.5
  Finance receivables--additions                                              (934.6)     (1,204.5)
  Finance receivables--collections                                           1,025.4       1,137.7
  Other                                                                         (8.0          (4.0)

---------------------------------------------------------------------------------------------------
Net cash provided by (used in) investing activities                          2,046.7        (142.7)
---------------------------------------------------------------------------------------------------

Cash Flows from Financing Activities
  Proceeds from issuance of long-term corporate debt                             0.6          28.4
  Short-term corporate debt repayments, net                                     (2.7         (14.1)
  Repayment of other borrowings                                                (60.0)
  Long-term corporate debt repayments                                         (327.4        (150.8)
  Debt supporting finance contracts--issuances                                 337.1       2,091.7
  Debt supporting finance contracts--repayments                             (1,436.3)     (1,937.8)
  Dividends paid                                                               (17.7         (17.3)
  Decrease (increase) in restricted cash                                         1.1         (50.6)
  Proceeds from option exercises and sale of treasury shares                     8.1           2.7
  Purchase of treasury shares and other                                        (25.8)         (0.5)

---------------------------------------------------------------------------------------------------
Net cash used in financing activities                                       (1,523.0)        (48.3)
---------------------------------------------------------------------------------------------------

Effect of exchange rate changes on cash and cash equivalents                     5.0           1.2

Net increase (decrease) in cash and cash equivalents                            78.7         (65.0)
Cash and cash equivalents at beginning of year                                 360.0         271.8
---------------------------------------------------------------------------------------------------
Cash and cash equivalents at end of period                                $    438.7    $    206.8
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